Exhibit 99.1

THE CHILDREN’S PLACE REPORTS SECOND QUARTER 2022 RESULTS

 Reports Q2 GAAP EPS of ($1.01) versus $1.60 in Q2 2021 and $0.10 in Q2 2019

Reports Q2 Adjusted EPS of ($0.89) versus $1.71 in Q2 2021 and $0.19 in Q2 2019

Provides Full Year 2022 Adjusted EPS Guidance of $7.00

Provides Third Quarter 2022 Adjusted EPS Guidance of $3.95

Secaucus, New Jersey – August 17, 2022 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the second quarter ended July 30, 2022.

Jane Elfers, President and Chief Executive Officer announced, “Our Q2 sales and profitability fell well short of our expectations due to a significant miss to our internal retail sales projections in the period from early June through early July. The combination of an unexpected and meaningful increase in promotional activity from our key competitors and the widely reported inflation-driven consumer slowdown, put significant downward pressure on our fashion AUR’s and margins during the quarter. In addition, we had to address a significant imbalance in our channel inventories late in the quarter due to unplanned inbound supply chain issues, the largest being the rapid deterioration of the east coast port situation, as other retailers scrambled to move their deliveries from their west coast ports.”

Ms. Elfers continued, “Digital represented 47% of our retail sales in Q2, versus 45% in 2021 and 30% in 2019. Digital is our highest operating margin channel, and, based on the strength of our digital business and our increased investments in this channel, we are projecting digital revenue to represent 50% of our retail sales in 2022. Looking ahead, we are planning for digital to represent approximately 60% of our retail sales by the end of FY 2024, versus 33% of our retail sales in FY 2019; almost doubling our digital penetration in only five years. Amazon continues to over perform versus our internal projections. Prime Day was a huge success and importantly our Amazon business has continued to build every week since Prime Day. In addition, our iconic Gymboree brand launched on Amazon’s website in late Q2 and the early results have been strong.”

Ms. Elfers continued, “With respect to Q3, we believe our inventories are now well positioned from a seasonality and channel perspective. Our quarter to date sales trend has improved versus our sales trend during the last two weeks of July and our quarter to date AUR increase is encouraging. Our basics business continues to be very strong. With respect to our fashion assortments, our customer is clearly responding to the combination of our significantly increased back-to-school marketing efforts, and our curated back-to-school fashion assortments.”

Ms. Elfers concluded, “Based on the current environment, although we are now anticipating that consolidated sales for full year 2022 will be down approximately 8% versus pre-pandemic levels in 2019, we anticipate operating income will be up approximately mid-teens versus 2019 and EPS will increase approximately 30% versus 2019. With the multiple headwinds we are currently facing, these results would only be possible due to the structural reset to our business model since the start of the pandemic.”

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release.

Financial results for the second quarter and year-to-date 2022 reported in this press release are compared against both second quarter and year-to-date 2021 and second quarter and year-to-date 2019 given that management believes a comparison to 2019 is relevant to measuring the Company’s progress against its 2019 pre-pandemic performance, resulting from the significant structural changes made to the Company’s operating model since the onset of the COVID-19 pandemic.

Second Quarter 2022 Results

Net sales decreased $33.0 million, or 8.0%, to $380.9 million in the three months ended July 30, 2022, compared to $413.9 million in the three months ended July 31, 2021, and decreased $39.6 million, or 9.4%, compared to $420.5 million in the three months ended August 3, 2019.  The decrease in net sales compared to Q2 2021 was primarily due to the impact of a slowdown in consumer demand resulting from the unprecedented inflation impacting our customer, an increase in promotional activity across the sector, lapping the impact of the enhanced child tax credit last July, and the impact of permanent store closures.  Comparable retail sales decreased 8.7% for the quarter.

Gross profit decreased $52.4 million to $115.5 million in the three months ended July 30, 2022, compared to $167.9 million in the three months ended July 31, 2021, and decreased $23.3 million compared to $138.8 million in the three months ended August 3, 2019.  Adjusted gross profit decreased $53.3 million to $114.8 million in the three months ended July 30, 2022, compared to $168.1 million in the comparable period last year, and decreased $24.0 million compared to $138.8 million in the comparable period in 2019.  Adjusted gross margin deleveraged 1,046 basis points to 30.2% of net sales versus Q2 2021, primarily the result of lower merchandise margins due to unplanned AUR pressure resulting from an abrupt slowdown in consumer demand, coupled with an increase in promotional activity across the sector, higher domestic supply chain costs, increased penetration of our wholesale business, which operates at a lower gross margin, higher inbound transportation expenses, and the deleverage of fixed expenses resulting from the decline in net sales. Adjusted gross margin of 30.2% in Q2 2022 compares to Q2 2019 adjusted gross margin of 33.0%.

Selling, general, and administrative expenses were $114.7 million in the three months ended July 30, 2022, compared to $115.6 million in the three months ended July 31, 2021, and compared to $116.4 million in the three months ended August 3, 2019. Adjusted SG&A was $113.5 million in the three months ended July 30, 2022, compared to $114.1 million in the comparable period last year and $115.5 million in the comparable period in 2019.  Adjusted SG&A deleveraged 224 basis points to 29.8% of net sales versus Q2 2021, primarily as a result of the deleverage of fixed expenses resulting from the decline in net sales and higher planned marketing spend.

Operating loss was $13.8 million in the three months ended July 30, 2022, compared to operating income of $37.8 million in the three months ended July 31, 2021 and compared to $3.8 million in the three months ended August 3, 2019. Adjusted operating loss was $11.7 million in the three months ended July 30, 2022, compared to adjusted operating income of $40.1 million in the comparable period last year and compared to $5.8 million in the comparable period in 2019. Q2 2022 adjusted operating loss deleveraged 1,277 basis points to (3.1%) of net sales versus Q2 2021 and deleveraged 443 basis points versus Q2 2019 adjusted operating income, which was 1.4% of net sales.

Net interest expense was $2.6 million in the three months ended July 30, 2022, compared to $4.7 million in the three months ended July 31, 2021.  The decrease in interest expense versus Q2 2021 was driven by lower interest rates due to our refinancing in Q4 last year and a lower term loan balance outstanding this quarter.

Net loss was $13.3 million, or ($1.01) per diluted share, in the three months ended July 30, 2022, compared to net income of $24.1 million, or $1.60 per diluted share, in the three months ended July 31, 2021 and compared to $1.5 million, or $0.10 per diluted share, in the three months ended August 3, 2019.  Adjusted net loss was $11.7 million, or ($0.89) per diluted share, compared to adjusted net income of $25.7 million, or $1.71 per diluted share, in the comparable period last year, and compared to $3.0 million, or $0.19 per diluted share, in the comparable period in 2019.

Fiscal Year-To-Date 2022 Results

Net sales decreased $106.1 million, or 12.5%, to $743.2 million in the six months ended July 30, 2022, compared to $849.3 million in the six months ended July 31, 2021, and decreased $89.7 million, or 10.8%, compared to $832.9 million in the six months ended August 3, 2019.  The decrease in net sales compared to year-to-date 2021 was primarily due to lapping the COVID-19 stimulus relief program last year, the impact of a slowdown in consumer demand resulting from the unprecedented inflation impacting our customer, an increase in promotional activity across the sector and the impact of permanent store closures.  Comparable retail sales decreased 12.8% for the six months ended July 30, 2022.

Gross profit decreased $98.7 million to $257.4 million in the six months ended July 30, 2022, compared to $356.1 million in the six months ended July 31, 2021, and decreased $33.4 million compared to $290.8 million in the six months ended August 3, 2019. Adjusted gross profit decreased $100.6 million to $256.7 million in the six months ended July 30, 2022, compared to $357.3 million in the comparable period last year, and decreased $33.6 million compared to $290.3 million in the comparable period in 2019.  Adjusted gross margin deleveraged 752 basis points to 34.5% of net sales versus year-to-date 2021, primarily the result of lower merchandise margins due to unplanned AUR pressure resulting from an abrupt slowdown in consumer demand, coupled with an increase in promotional activity across the sector, higher inbound transportation expenses, increased penetration of our wholesale business, which operates at a lower gross margin, and the deleverage of fixed expenses resulting from the decline in net sales. Adjusted gross margin of 34.5% in year-to-date 2022 compares to year-to-date 2019 adjusted gross margin of 34.9%.

Selling, general, and administrative expenses were $223.7 million in the six months ended July 30, 2022, compared to $222.4 million in the six months ended July 31, 2021, and compared to $244.4 million in the six months ended August 3, 2019. Adjusted SG&A was $221.7 million in the six months ended July 30, 2022, compared to $218.3 million in the comparable period last year and $242.6 million in the comparable period in 2019.  Adjusted SG&A deleveraged 414 basis points to 29.8% of net sales versus year-to-date 2021, primarily as a result of the deleverage of fixed expenses resulting from the decline in net sales as well as higher planned marketing spend.

Operating income was $5.4 million in the six months ended July 30, 2022, compared to $103.8 million in the six months ended July 31, 2021, and compared to $8.9 million in the six months ended August 3, 2019. Adjusted operating income was $8.9 million in the six months ended July 30, 2022, compared to adjusted operating income of $110.8 million in the comparable period last year and compared to $12.5 million in the comparable period in 2019.  Year-to-date 2022 adjusted operating income deleveraged 1,185 basis points to 1.2% of net sales versus year-to-date 2021 and deleveraged 30 basis points versus year-to-date 2019 adjusted operating income, which was 1.5% of net sales.

Net interest expense was $4.3 million in the six months ended July 30, 2022, compared to $9.1 million in the six months ended July 31, 2021.  The decrease in interest expense versus year-to-date 2021 was driven by lower interest rates due to our refinancing in Q4 last year and a lower term loan balance outstanding this year.

Net income was $6.5 million, or $0.48 per diluted share, in the six months ended July 30, 2022, compared to net income of $69.3 million, or $4.61 per diluted share, in the six months ended July 31, 2021 and compared to $6.0 million, or $0.38 per diluted share, in the six months ended August 3, 2019.  Adjusted net income was $2.8 million, or $0.21 per diluted share, compared to adjusted net income of $74.5 million, or $4.95 per diluted share, in the comparable period last year, and compared to $8.8 million, or $0.55 per diluted share, in the comparable period in 2019.

Non-GAAP Reconciliation

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted gross profit, adjusted selling, general, and administrative expenses, adjusted operating income (loss), and adjusted provision (benefit) for income taxes are non-GAAP measures, and are not intended to replace GAAP financial information, and may be different from non-GAAP measures reported by other companies. The Company believes the income and expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business, and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business.

The Company excluded net expenses of $1.6 million for the three months ended July 30, 2022, including impairment charges, provision for foreign settlement, accelerated depreciation, professional and consulting fees, and restructuring costs.  The total impact on income taxes included in the above items was $0.5 million.

The Company excluded net income of $3.7 million for the six months ended July 30, 2022, including the settlement of a foreign tax audit, partially offset by excluded expenses, including impairment charges, provision for foreign settlement, accelerated depreciation, professional and consulting fees, and restructuring costs.  The total impact on income taxes included in the above items was $7.2 million.

Store Update

The Company ended the second quarter of 2022 with 658 stores and square footage of 3.1 million, a decrease of 8% compared to the prior year and a decrease of 31% compared to the end of Q2 2019, when the Company operated 961 stores.  Consistent with the Company’s store fleet optimization initiative, the Company permanently closed 7 stores during the second quarter of 2022 and has permanently closed 541 stores since 2013 and decreased total square footage by 2.1 million square feet or approximately 40%. The Company is planning to close a total of approximately 40 stores this year.

Balance Sheet and Cash Flow

As of July 30, 2022, the Company had $28.2 million of cash and cash equivalents and $283.9 million outstanding on its revolving credit facility.  Additionally, the Company used $34.0 million in operating cash flows in the three months ended July 30, 2022.

Inventories were $616.4 million as of July 30, 2022, increased 33.6% versus last year, with 22% of our inventory, or approximately $135.2 million, in-transit due to steps taken to mitigate global supply chain disruptions, compared to $461.4 million in the same period last year.

Capital Return Program

During the three months ended July 30, 2022, the Company repurchased 484 thousand shares for approximately $22.6 million, inclusive of shares repurchased and surrendered to cover tax withholdings associated with the vesting of equity awards held by management.  As of July 30, 2022, $196.1 million remained on the Company’s existing share repurchase program authorization.

Outlook

The Company is providing guidance for the third quarter and the full year fiscal 2022.

For the third quarter, the Company expects:
•	Net sales of approximately $500 million
•	A low double digit decrease in comparable retail sales.
•	Adjusted operating income of approximately 14% of net sales.
•	Adjusted earnings per diluted share of approximately $3.95.

For fiscal 2022, the Company expects:
•	Net sales of approximately $1.725 billion.
•	A low double digit decrease in comparable retail sales.
•	Adjusted operating income of approximately 7.5% of net sales.
•	Adjusted earnings per diluted share of approximately $7.00.

Conference Call Information

The Children’s Place will host a conference call on Wednesday August 17, 2022 at 8:00 a.m. Eastern Time to discuss its second quarter fiscal 2022 results.

The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise predominantly at value prices, primarily under the proprietary “The Children’s Place”, “Place”, “Baby Place”, “Gymboree” and “Sugar & Jade” brand names. The Company has online stores at www.childrensplace.com, www.gymboree.com and www.sugarandjade.com and, as of July 30, 2022, the Company had 658 stores in the United States, Canada, and Puerto Rico and the Company’s six international franchise partners had 212 international points of distribution in 16 countries.

Forward Looking Statements

This press release contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 29, 2022. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by changes in economic conditions, the risks related to the COVID-19 pandemic, including the impact of the COVID-19 pandemic on our business or the economy in general (including decreased customer traffic, schools adopting remote and hybrid learning models, closures of businesses and other activities causing decreased demand for our products and negative impacts on our customers’ spending patterns due to decreased income or actual or perceived wealth, and the impact of legislation related to the COVID-19 pandemic, including any changes to such legislation), the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions and disruptions in the Company’s global supply chain, including resulting from the COVID-19 pandemic or other disease outbreaks, foreign sources of supply in less developed countries, more politically unstable countries, or countries where vendors fail to comply with industry standards or ethical business practices, including the use of forced, indentured or child labor, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, various types of litigation, including class action litigations brought under consumer protection, employment, and privacy and information security laws and regulations, the imposition of regulations affecting the importation of foreign-produced merchandise, including duties and tariffs, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:  Investor Relations (201) 558-2400 ext. 14500

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021

Net sales	$380,885	$413,855	$743,235	$849,336
Cost of sales	265,422	245,994	485,867	493,269
Gross profit	115,463	167,861	257,368	356,067
Selling, general and administrative expenses	114,672	115,620	223,708	222,358
Depreciation and amortization	13,241	14,392	26,856	29,953
Asset impairment charges	1,379	—	1,379	—
Operating income (loss)	(13,829)	37,849	5,425	103,756
Interest expense, net	(2,589)	(4,696)	(4,294)	(9,107)
Income (loss) before provision (benefit) for income taxes	(16,418)	33,153	1,131	94,649
Provision (benefit) for income taxes	(3,120)	9,058	(5,402)	25,349
Net income (loss)	$(13,298)	$24,095	$6,533	$69,300

Earnings (loss) per common share
Basic	$(1.01)	$1.63	$0.49	$4.71
Diluted	$(1.01)	$1.60	$0.48	$4.61

Weighted average common shares outstanding
Basic	13,147	14,780	13,384	14,725
Diluted	13,147	15,062	13,532	15,032

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021

Net income (loss)	$(13,298)	$24,095	$6,533	$69,300

Non-GAAP adjustments:
Asset impairment charges	1,379	—	1,379	—
Provision for foreign settlement	375	—	375	—
Accelerated depreciation	209	540	746	1,778
Restructuring costs	194	559	229	1,091
Professional and consulting fees	122	—	610	—
Fleet optimization	(177)	281	151	1,034
Incremental COVID-19 operating expenses	—	868	—	2,435
Contract termination costs	—	—	—	750
Aggregate impact of non-GAAP adjustments	2,102	2,248	3,490	7,088
Income tax effect (1)	(477)	(595)	(837)	(1,907)
Settlement of tax examination	—	—	(6,379)	—
Net impact of non-GAAP adjustments	1,625	1,653	(3,726)	5,181

Adjusted net income (loss)	$(11,673)	$25,748	$2,807	$74,481

GAAP net income (loss) per common share	$(1.01)	$1.60	$0.48	$4.61

Adjusted net income (loss) per common share	$(0.89)	$1.71	$0.21	$4.95

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

	Second Quarter Ended		Year-to-Date Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021

Operating income (loss)	$(13,829)	$37,849	$5,425	$103,756

Non-GAAP adjustments:
Asset impairment charges	1,379	—	1,379	—
Provision for foreign settlement	375	—	375	—
Accelerated depreciation	209	540	746	1,778
Restructuring costs	194	559	229	1,091
Professional and consulting fees	122	—	610	—
Fleet optimization	(177)	281	151	1,034
Incremental COVID-19 operating expenses	—	868	—	2,435
Contract termination costs	—	—	—	750
Aggregate impact of non-GAAP adjustments	2,102	2,248	3,490	7,088

Adjusted operating income (loss)	$(11,727)	$40,097	$8,915	$110,844

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021

Gross profit	$115,463	$167,861	$257,368	$356,067

Non-GAAP adjustments:
Fleet optimization	(621)	—	(621)	—
Incremental COVID-19 operating expenses	—	203	—	1,203
Aggregate impact of non-GAAP adjustments	(621)	203	(621)	1,203

Adjusted gross profit	$114,842	$168,064	$256,747	$357,270

	Second Quarter Ended		Year-to-Date Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021

Selling, general and administrative expenses	$114,672	$115,620	$223,708	$222,358

Non-GAAP adjustments:
Fleet optimization	(444)	(281)	(772)	(1,034)
Provision for foreign settlement	(375)	—	(375)	—
Restructuring costs	(194)	(559)	(229)	(1,091)
Professional and consulting fees	(122)	—	(610)	—
Incremental COVID-19 operating expenses	—	(665)	—	(1,232)
Contract termination costs	—	—	—	(750)
Aggregate impact of non-GAAP adjustments	(1,135)	(1,505)	(1,986)	(4,107)

Adjusted selling, general and administrative expenses	$113,537	$114,115	$221,722	$218,251

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 30, 2022	January 29, 2022*	July 31, 2021

Assets:
Cash and cash equivalents	$28,193	$54,787	$63,982
Accounts receivable	44,445	21,863	38,864
Inventories	616,436	428,813	461,391
Prepaid expenses and other current assets	59,383	76,075	45,011
Total current assets	748,457	581,538	609,248

Property and equipment, net	154,738	155,006	165,558
Right-of-use assets	167,619	194,653	235,208
Tradenames, net	71,292	71,692	72,092
Other assets, net	32,352	34,571	46,342
Total assets	$1,174,458	$1,037,460	$1,128,448

Liabilities and Stockholders' Equity:
Revolving loan	$283,931	$175,318	$199,837
Accounts payable	303,776	183,758	227,579
Current portion of operating lease liabilities	78,989	91,097	109,991
Accrued expenses and other current liabilities	126,401	141,653	134,988
Total current liabilities	793,097	591,826	672,395

Long-term debt	49,718	49,685	74,209
Long-term portion of operating lease liabilities	112,386	134,761	174,718
Other long-term liabilities	35,076	35,716	38,941
Total liabilities	990,277	811,988	960,263

Stockholders' equity	184,181	225,472	168,185
Total liabilities and stockholders' equity	$1,174,458	$1,037,460	$1,128,448

* Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2022.

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year-to-Date Ended
	July 30, 2022	July 31, 2021

Net income	$6,533	$69,300
Non-cash adjustments	84,391	110,603
Working capital	(143,713)	(183,200)
Net cash used in operating activities	(52,789)	(3,297)

Net cash used in investing activities	(19,123)	(13,465)

Net cash provided by financing activities	45,714	16,236

Effect of exchange rate changes on cash and cash equivalents	(396)	960

Net increase (decrease) in cash and cash equivalents	(26,594)	434

Cash and cash equivalents, beginning of period	54,787	63,548

Cash and cash equivalents, end of period	$28,193	$63,982